EXHIBIT 10.65
Cardiac Science Corporation
Management Incentive Plan (MIP) – 2007
•	Discretionary bonus program subject to approval for funding and for distribution by the Compensation Committee of the Board of Directors. Plan is entirely discretionary, both with respect to participants who receive a benefit under this Plan and as to the total amount available for distribution among eligible participants.

•	Eligibility: Sr. Management, Directors and Managers actively employed during the calendar year.
o	Hires after September 30 not eligible to participate

o	Separation of employment before March 31, 2008 forfeits eligibility of participation and payout, if any

o	Company reserves the right to declare any participate ineligible for a distribution under this Plan at any time
•	Funding: Pool funded through accrual of 11.2% of consolidated pretax income excluding litigation costs; 15.0% of pretax income in excess of budget; Compensation Committee may approve modifications in funding in its discretion. (Bonus funding for CEO & CFO may be determined based on pre-tax income including litigation spending.)

•	Minimum Profitability: Company must achieve at least 80% of budgeted pretax income for bonus fund to pay-out.

•	Target Bonus Payout (at up to):

CEO	SVP	VP	Sales VP	Int’l VP
30%	25%	20%	10%	7.5%
•	Stretch Target Bonus Payout (at up to):

CEO	SVP	VP	Sales VP	Int’l VP
60%	50%	40%	20%	15%
•	Domestic Sales VPs also have sales and gross profit bonus programs targeted at 30% of salary.

•	International Sales VP also has a sales and gross profit bonus program targeted at 17% of salary, due to a higher salary in dollar terms resulting from exchange rates.

•	Total payouts limited to bonus accrual.

•	Pro-rated for partial year participation.

•	Payout based on audited results, within 30 days of 2007 earnings release.